As filed with the Securities and Exchange Commission on March 14, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EVERGREEN ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 1225 17th Street, Suite 1300 Denver, Colorado (Address of Principal Executive Offices)	84-1079971 (I.R.S. Employer Identification No.) 80202 (Zip Code)

Evergreen Energy Inc. 2010 Equity Incentive Plan
(Full title of the plan)

William G. Laughlin
Executive Vice President, General Counsel and Secretary
Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, Colorado 80202
(303) 293-2992
(Name, address and telephone number, including area code, of agent for service)

Copies to:

John W. Kellogg, Esq.
Moye White LLP
16 Market Square, 6th Floor,
1400 16th Street
Denver, Colorado 80202-1486
(303) 292-2900

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)		Proposed maximum aggregate offering price (2)		Amount of registration fee
Common Stock, par value $0.001 per share	2,250,000 shares	$3.20		$7,200,000		$835.92
Total	shares		$		$

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933 and based on the average of high and low prices reported within on March 10, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

The documents incorporated by reference in Item 3 of Part II of this S-8 and documents required to be delivered to all employees pursuant to Rule 428(b) will be made available without charge by making a written or oral request to:

William G. Laughlin
Executive Vice President, General Counsel and Secretary
Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, Colorado 80202
(303) 293-2992

*  The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

        The following documents, which have been filed by Evergreen Energy Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)           Its annual report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 14, 2011;

(b)           The Company’s Current Reports on Form 8-K filed on January 3, 2011, January 5, 2011, February 1, 2011, February 2, 2011, February 3, 2011, February 15, 2011, March 3, 2011, and March 14, 2011.

(c)           The description of the Company’s Common Stock, par value $0.001 per share, set forth in its Registration Statement on Form S-3  (File No. 333-172820) filed on March 14, 2011.

        All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities. Not applicable.

Item 5.	Interests of Named Experts and Counsel. Not applicable.

Item 6.	Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation, in its original certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or obtained an improper personal benefit. Article VIII of Evergreen Energy's certificate of incorporation and Article V of Evergreen Energy's bylaws both eliminate director liability subject to the restrictions listed in Section 102(b)(7) of the DGCL.

        Section 145 of the DGCL provides for indemnification of officers, directors, employees and agents of a corporation made a party to an action by reason of the fact that the person is or was an officer, director, employee or agent of the corporation. Such individual may be indemnified against expenses actually and reasonably incurred by the person in connection with such action, if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the corporation. However, no indemnification is permitted under subsection (a) or (b) where the officer or director was adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 of the DGCL further provides that, to the extent an officer or director of a corporation has been successful in the defense of any action, suit or proceeding, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Thus, while indemnification is permissive based on the individual's good faith actions, Section 145 provides that a corporation shall indemnify an officer or director, regardless of good faith, should that individual be successful in an action.

        Article V of Evergreen Energy's bylaws provides, in conjunction with Section 145 of the DGCL, that, subject to certain limitations, every officer or director who was or is a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was an officer or director of Evergreen Energy, shall be indemnified and held harmless by Evergreen Energy, to the fullest extent authorized by the DGCL, against expenses reasonably incurred by such person in connection with such action, suit or proceeding. Such indemnification shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of such person's heirs, executors, and administrators. Article V provides that Evergreen Energy may pay the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to Evergreen Energy of an undertaking, by or on behalf of such officer or director to repay such amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under Article V. Both the DGCL and Article V of Evergreen Energy's bylaws specifically state that their indemnification provisions shall not be deemed exclusive of any other indemnity rights a director may have.

        Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such. Under an insurance policy maintained by Evergreen Energy, Evergreen Energy is insured for certain amounts that it may be obligated to pay directors and officers by way of indemnity, and each such director and officer is insured against certain losses that he may incur by reason of his being a director or officer and for which he is not indemnified by Evergreen Energy.

        Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling Evergreen Energy pursuant to the foregoing provisions, Evergreen Energy has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

4.1
Indenture, dated July 30, 2007, by and between Evergreen Energy Inc., Evergreen Operations, LLC, KFx Plant, LLC, KFx Operations, LLC, Landrica Development Company, Buckeye Industrial Mining Co. and U.S. Bank National Association, including the form of 8.00% Convertible Secured Note due 2012 (included as Exhibit A to the Indenture) (incorporated by reference to Exhibit 4.1 to our Form 8-K filed July 30, 2007).

4.2
Registration Rights Agreement dated as of July 30, 2007, by and among Evergreen Energy Inc., Evergreen Operations, LLC, KFx Plant, LLC, KFx Operations, LLC, Landrica Development Company, Buckeye Industrial Mining Co. and the initial purchasers listed therein (incorporated by reference to Exhibit 4.2 to our Form 8-K filed July 30, 2007).

4.3
Security Agreement, dated as of July 30, 2007, by and among Evergreen Energy Inc., Evergreen Operations, LLC, KFx Plant, LLC, KFx Operations, LLC, Landrica Development Company, Buckeye Industrial Mining Co. and U.S. Bank National Association, as trustee and collateral agent (incorporated by reference to Exhibit 4.3 to our Form 10-Q for the quarter ended September 30, 2007).

4.4
Supplemental Indenture dated September 30, 2008, by and among Evergreen Energy Inc., Evergreen Operations, LLC, KFx Plant, LLC, KFx Operations, LLC, Landrica Development Company, Buckeye Industrial Mining Co. and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 to our Form 8-K filed October 1, 2008).

4.5
Section 3(a)(9) exchange letter agreement, dated August 28, 2008, with Aristeia International Limited, Aristeia Special Investments Master, L.P. (incorporated by reference to Exhibit 4.2 to our Form 10-Q for the quarter ended September 30, 2008).

4.6
Section 3(a)(9) exchange letter agreement, dated September 30, 2008, with Fidelity Advisors Series I: Fidelity Advisors Balanced Fund, Fidelity Puritan Trust: Fidelity Balanced Fund, and Variable Insurance Products Fund II: Balanced Portfolio (incorporated by reference to Exhibit 4.3 to our Form 10-Q for the quarter ended September 30, 2008).

4.7
Section 3(a)(9) exchange letter agreement, dated September 30, 2008, with Highbridge International, LLC and Highbridge Convertible Arbitrage Master Fund L.P. (incorporated by reference to Exhibit 4.4 to our Form 10-Q for the quarter ended September 30, 2008).

4.8
Section 3(a)(9) exchange letter agreement, dated September 30, 2008, with Whitebox Convertible Arbitrage Partners, L.P. and Whitebox Special Opportunities Partners, Series B, L.P. (incorporated by reference to Exhibit 4.5 to our Form 10-Q for the quarter ended September 30, 2008).

4.9
Rights Agreement, dated as of December 4, 2008, between the Company and Interwest Transfer Company, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to our Form 8-K filed December 4, 2008).

4.10
Note Purchase Agreement, dated as of March 20, 2009, by and between Evergreen Energy Inc., Evergreen Operations, Buckeye Industrial Mining Co. and Centurion Credit Funding LLC (incorporated by reference as Exhibit 4.10 to our Form 10-K for the year ended December 31, 2008).

4.11	Certificate of Designation and Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to our Form 8-K filed October 22, 2009).

4.12	Security Purchase Agreement dated October 21, 2009 (incorporated by reference as Exhibit 4.2 to our Form 10-Q for the quarter ended September 30, 2009).

4.13	Registration Rights Agreement dated October 21, 2009 (incorporated by reference as Exhibit 4.3 to our Form 10-Q for the quarter ended September 30, 2009).

4.14	Common Stock Purchase Warrant dated October 21, 2009 (incorporated by reference as Exhibit 4.4 to our Form 10-Q for the quarter ended September 30, 2009).

4.15	Common Stock Purchase Warrant dated January 27, 2010 (incorporated by reference as Exhibit 4.1 to our Form 8-K filed January 27, 2010).

4.16	Form of Common Stock Purchase Warrant to be Issued by Evergreen Energy (incorporated by reference as Exhibit 4.1 to our Form 8-K filed March 17, 2010).

4.17	Form of Certificate of Designation from Series C Convertible Stock (incorporated by reference as Exhibit 4.2 to our Form 8-K filed March 17, 2010).

4.18	State of Delaware Certificate of Correction (incorporated by reference as Exhibit 4.3 to our Form 8-K/A filed March 18, 2010).

4.19	Second Amendment and Forbearance Agreement dated January 12, 2010.

4.20	Warrant Extension letter (incorporated by reference to Exhibit 4.1 to our Form 8-K filed August 26, 2010).

4.21
(3)(a)(9) Exchange Agreement dated August 24, 2010 with KVO Capital Partners, LP, Montpelier Investment Holdings, Ltd. and Trimarc Capital Advisors, LLC (incorporated by reference to exhibit 4.21 to our Form 10-Q for quarter ended September 30, 2010).

4.22	(3)(a)(9) Exchange Agreement dated September 27, 2010 with Dynamis Energy Fund, LP. (incorporated by reference to Exhibit 4.22 to our Form 10-Q for the quarter ended September 30, 2010).

4.23	Warrant Extension letter (incorporated by reference to Exhibit 4.1 to our Form 8-K filed October 20, 2010).

4.24	Warrant Extension letter (incorporated by reference to Exhibit 4.1 to our Form 8-K filed November 3, 2010).

5.1	Opinion of Moye White LLP**

23.1	Consent of Moye White LLP (included in Exhibit 5.1).**

23.2	Consent of Hein & Associates LLP.**

23.3	Consent of Deloitte & Touche LLP.**
**Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 14, 2011.

EVERGREEN ENERGY INC.

By:	/s/Thomas H. Stoner, Jr.
Thomas H. Stoner, Jr.
Chief Executive Officer and Director

By:	/s/Diana L. Kubik
Diana L. Kubik
Executive Vice President, Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. Stoner, Jr. and Diana L. Kubik and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 14, 2011.

Date: March 14, 2011	/s/Thomas H. Stoner, Jr. Thomas H. Stoner, Jr., Chief Executive Officer and Director
Date: March 14, 2011	/s/Diana L. Kubik Diana L. Kubik, Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Date: March 14, 2011	/s/Manuel H. Johnson Manuel H. Johnson, Director
Date: March 14, 2011	/s/Richard B. Perl Richard B. Perl, Director
Date: March 14, 2011	/s/Robert S. Kaplan Robert S. Kaplan, Director
Date: March 14, 2011	/s/Ilyas Khan Ilyas Khan, Director and Chairman
Date: March 14, 2011	/s/Chester N. Winter Chester N. Winter, Director
Date: March 14, 2011	/s/Peter B. Moss Peter B. Moss, Director
Date: March __, 2011	Guido Bartels, Director